Exhibit 10.2

FINANCING AGREEMENT

By and Among

MONTGOMERY COUNTY
INDUSTRIAL DEVELOPMENT AUTHORITY,

NEOSE TECHNOLOGIES, INC.

and

BROWN BROTHERS HARRIMAN & CO.

Dated February 23, 2004

Relating to

$1,000,000
Montgomery County Industrial Development Authority
Variable Rate Revenue Bonds
(Neose Technologies, Inc. Project)
Series 2004

i

ii

iii

FINANCING AGREEMENT

          FINANCING AGREEMENT dated February, 23, 2004 (the “Agreement”) is made by and among NEOSE TECHNOLOGIES, INC., a corporation organized and existing by virtue of the laws of the State of Delaware (the “Borrower”), the MONTGOMERY COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY (the “Authority”), a body corporate and politic and a public instrumentality of the Commonwealth of Pennsylvania (the “Commonwealth”), and BROWN BROTHERS HARRIMAN & CO., a private bank organized as a partnership (the “Bank”).

WITNESSETH:

          WHEREAS, the Authority was created and exists under the provisions of the Pennsylvania Economic Development Financing Law, as from time to time amended (hereinafter referred to collectively as the “Act”), and is empowered under the Act to acquire, by purchase or otherwise, any lands or interest therein or other property for any project and to enter into contracts with respect to the financing of any project; and

          WHEREAS, the Authority has heretofore issued its Variable Rate Demand Revenue Bonds (Neose Technologies, Inc. Project) Series A of 1997, in the original aggregate principal amount of $1,000,000 (the “Prior Bonds”), all of which are currently outstanding, the proceeds of which were applied to pay the costs of a project (the “1997 Project”) on behalf of the Borrower consisting generally of the acquisition, construction and equipping of the Borrower’s facility located on approximately 4.0 acres in Horsham Township, Montgomery County Pennsylvania, to be occupied and operated by the Borrower for manufacturing purposes (the “Project Facilities”); and

          WHEREAS, the Authority desires to undertake a refunding program (the “Refunding Program”) to refinance the outstanding Prior Bonds through the issuance and sale by the Authority of its Variable Rate Revenue Bond (Neose Technologies, Inc. Project), Series 2004 (the “Bond”), for the purpose of paying amounts due in respect of the principal of the Prior Bonds upon the optional redemption thereof as permitted in accordance with the terms thereof; and

          WHEREAS, the Bond is being issued pursuant to the Act and a resolution of the Authority adopted on February 12, 2004 (the “Resolution”); and

          WHEREAS, the Authority intends to sell the Bond to the Bank at the face amount thereof and to lend the proceeds from the sale of the Bond to the Borrower to pay the amount due by the Borrower in respect of the redemption on February 23, 2004 of the Prior Bonds (such loan being hereinafter referred to as the “Loan”), which loan will be repaid by the Borrower in accordance with the terms hereof; and

          WHEREAS, payment of the Bond will be secured by an assignment of the Authority’s rights hereunder (other than its rights to payment of certain fees and expenses and to indemnification) to the Bank and its successors and assigns; and

          WHEREAS, the obligations of the Borrower hereunder will be secured by a mortgage lien on the land and improvements comprising the Project Facilities pursuant to an Open-End Mortgage and Security Agreement dated as of the date hereof (the “Mortgage”); and

          WHEREAS, the obligations of the Borrower hereunder will be further secured by a General Security Agreement dated as of the date hereof (the “Security Agreement”) on all assets of Borrower other than (a) GE Equipment (as defined in the Credit Agreement), and (b) equipment financed pursuant to Section 5.11(c) of the Credit Agreement (the “Equipment”); and

          WHEREAS, all acts and things have been done and performed which are necessary to make the Bond, when executed and delivered by the Authority, the legal, valid and binding limited obligation of the Authority in accordance with its terms and to make this Agreement a valid and binding agreement;

          NOW, THEREFOR, in consideration of the purchase and acceptance of the Bond by the Bank and of the mutual covenants and agreements herein contained, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE 1.
DEFINITIONS

SECTION 1.1	Definitions.

          In this Agreement and any supplement hereto (except as otherwise expressly provided), the following words and terms shall have the meanings specified in the foregoing recitals:

ACT	LOAN
AGREEMENT	MORTGAGE
AUTHORITY	PRIOR BONDS
BANK	PROJECT FACILITIES
BOND	REFUNDING PROGRAM
BORROWER	RESOLUTION
COMMONWEALTH	SECURITY AGREEMENT
EQUIPMENT	1997 Project

          In addition, the following words and terms shall have the following meanings, unless a different meaning clearly appears from the context:

          “AUTHORIZED OFFICER” means in the case of the Authority, the Chairperson, Vice Chairman or Secretary or Treasurer of the Authority or any other individual or individuals duly authorized in writing by the Authority to act on its behalf, and in the case of the Borrower, the individuals duly authorized by the Borrower to act on its behalf as provided in the certificate delivered in accordance with Section 7.2(b) hereof.

          “BOND COUNSEL” means Counsel having a national reputation in the field of municipal and tax-exempt finance whose opinions are generally accepted by purchasers of municipal bonds and who are reasonably satisfactory to the Authority and the Bank.

          “BUSINESS DAY” means any day other than (i) a Saturday or Sunday or a legal holiday, or (ii) a day on which banking institutions located in the Commonwealth are required or authorized by law or executive order to be closed for commercial banking purposes, or (iii) any other day on which the Bank’s office in Philadelphia, Pennsylvania, is not open for banking business.

          “CODE” means the Internal Revenue Code of 1986, as amended, and all applicable regulations promulgated thereunder.

          “COUNSEL” means an attorney or firm of attorneys duly admitted to the practice of law before the highest court of any state in the United States of America or the District of Columbia.

          “CREDIT AGREEMENT” means the Credit Agreement dated as of January 30, 2004, by and between the Borrower and the Bank.  References herein to the Credit Agreement or to matters “permitted under” or “provided in” (or similar language) the Credit Agreement shall be construed or determined by reference to the Credit Agreement as in effect on the date of this

Agreement without regard to any amendment or supplement thereto or any waiver or consent provided by the Bank thereunder (except as expressly consented to by the Bank).

          “DETERMINATION OF TAXABILITY” means (a) the enactment of legislation or promulgation of regulation, rule or order of the Internal Revenue Service to or with the effect that interest payable on the Bond is includable in the gross income of the Bank under the federal income tax laws, any such determination being deemed to have occurred on the effective date of such legislation; or (b) receipt by the Borrower, the Authority or the Bank of notice that the Commissioner of Internal Revenue or any district director of the Internal Revenue Service, based upon filings of the Borrower, any review or audit of the Borrower, or any ground whatsoever, shall have determined that a Taxable Event has occurred; provided that the Borrower shall have been afforded a reasonable opportunity to appeal such determination, but only so long as (i) the Borrower shall diligently pursue such appeal, and (ii) the Borrower shall provide the Bank with reasonable assurance of payment of all obligations to the Bank in connection with the Bond as a result of an adverse determination of such appeal, and (iii) the prosecution of such appeal does not otherwise adversely affect the Bank in the Bank’s reasonable judgment; or (c) issuance of a published or private ruling or a technical advice memorandum by the Internal Revenue Service, or a determination by any court of competent jurisdiction, that the interest payable on the Bond is includable for federal income tax purposes in the gross income of the Bank (except as aforesaid); or (d) an opinion of Bond Counsel addressed to the Bank that such Bond Counsel cannot conclude that the interest on the Bond qualifies as exempt income under Section 103 of the Code; provided, however, that the Borrower shall have been given thirty (30) days’ notice and an opportunity to consult with such Bond Counsel.

          “EVENT OF DEFAULT” means any of the events enumerated in Section 13.1.

          “EVENT OF TAXABILITY” means a change in law or fact, or the interpretation thereof, or the occurrence or recognition of a fact, circumstance or situation which causes or could cause the loss of the exclusion from gross income provided under Section 103(a) of the Code for interest on the Bond, other than by reason of the recipient being or becoming a “substantial user” or a “related person” to a substantial user within the meaning of Section 147(a) of the Code.

          “FINANCIAL ASSETS” means all cash, cash equivalents, savings deposits, bank accounts, investment accounts, certificates of deposit, time deposits, money market accounts and marketable securities belonging to Borrower.

          “FINANCING DOCUMENTS” means this Agreement, the Mortgage, the Security Agreement and the Tax Agreement.

          “GAAP” means generally accepted accounting principles and practices applied on a consistent basis.

          “INDEBTEDNESS” means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness), or (v) any guaranty of Indebtedness of any other Person.

          “INDEMNIFIED PARTIES” means the Commonwealth, the Authority, the Bank, any Person who “controls” the Authority and the Bank, within the meaning of Section 15 or Section 20 of the Securities Act of 1933, as amended, any member, officer, director, official, employee, agent or attorney of the Authority and the Bank (including any partner of the Bank) and their respective executors, administrators, heirs, successors and assigns.

          “INTEREST PAYMENT DATE” means the last day of each March, June, September and December of each year, commencing March 31, 2004.

          “LIQUIDITY”means all Financial Assets in the control, custody and/or possession of Bank.

          “LOAN ACCOUNT” has the meaning set forth in Section 8.3 hereof.

           “MORTGAGED PROPERTY” means the real property of Borrower subject to the lien of the Mortgage.

          “OBLIGOR” means the Borrower.

          “OUTSTANDING” means, as of the time in question, the Bond issued and delivered under this Agreement, except all or any portion of the principal amount thereof, as the case may be, such as:

          (a)          is cancelled or required to be cancelled under the terms of this Agreement; or

          (b)          in substitution for which another Bond has been authenticated and delivered pursuant hereto; or

          (c)          is paid in part without presentation and surrender of the Bond in accordance with Section 6.1(f) hereof (but only to the extent of such payments).

          “PERSON” means any natural person, firm, association, corporation, limited liability company, partnership or public body.

          “REGULATIONS” means the United States Treasury Regulations and any pertinent Revenue Rulings, Revenue Procedures, Notices or Announcements promulgated by the Secretary of the Treasury of the United States or by the Internal Revenue Service.

          “RESERVED RIGHTS” means the rights of the Authority to (1) execute and deliver supplements and amendments to this Agreement pursuant to Section 14.1 hereof, (2) be held harmless and indemnified pursuant to Section 15.6 hereof, (3) receive any funds for its own use, whether as administration fees pursuant to Section 8.2 or reimbursement or indemnification pursuant to Section 15.6 hereof, (4) receive notices and other documents, and (5) provide any consent, acceptance or approval with respect to matters as provided herein.

          “TAX AGREEMENT” means the Tax Certificate and Agreement executed by the Authority and the Borrower, concurrently with the delivery of the Bond, relating to the expectations of the Authority and the Borrower with respect to the expenditure of the proceeds of the Bond and the compliance by the Authority and the Borrower with the provisions of the Code as required to ensure the exclusion from gross income for federal income tax purposes of the interest on the Bond.

          “TAXABLE EVENT” means the application of the proceeds of the Bond in such manner, or the occurrence or non-occurrence of any other event (except the enactment of legislation described in clause (a) of the definition of Determination of Taxability above), whether within or without the control of the Borrower, with the result that, under the Code, the interest on the Bond is or becomes includable in the gross income for federal income tax purposes of the Bank (except as aforesaid).

SECTION 1.2	Rules of Construction.

          In this Agreement (except as otherwise expressly provided), the following rules shall apply unless a different meaning clearly appears from the context:

          (a)          This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth.

          (b)          The section and other headings contained in this Agreement and the table of contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect.

          (c)          Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, the singular the plural, and the part the whole.  The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to a particular provision of this Agreement.

          (d)          Words importing the singular number include the plural number and vice versa; and all words importing the masculine gender include the feminine gender.

          (e)          All references herein to financial or accounting terms, except as the context may clearly otherwise require, shall be construed in accordance with GAAP.

          (f)          All references to the time of any day shall mean Eastern Standard or Daylight Savings Time, as prevailing on the applicable date in Philadelphia, Pennsylvania.

ARTICLE 2.
AUTHORITY REPRESENTATIONS

          The Authority represents and warrants as follows:

SECTION 2.1	Organization; Authority To Issue Bond.

          The Authority is a public corporation and instrumentality of the Commonwealth, duly organized, established and existing under the laws of the Commonwealth, particularly the Act.  The Authority is authorized to issue the Bond in accordance with the Act and to use the proceeds thereof to make the Loan.

SECTION 2.2	Authorization for Financing.

          The Authority has complied with the provisions of the Act and has full power and authority pursuant to the Act to consummate all transactions contemplated by this Agreement, the Bond, the Resolution, and any and all agreements relating thereto and to perform its obligations thereunder and to issue, sell and deliver the Bond to the Bank as provided herein.

SECTION 2.3	Resolution.

          Pursuant to the Resolution adopted by the Authority and still in force and effect, the Authority has duly authorized the execution, delivery and due performance of this Agreement and the Bond and the Authority has duly authorized the taking of any and all action as may be required on the part of the Authority pursuant to the express provisions of this Agreement to perform, give effect to and consummate the transactions contemplated by this Agreement and all approvals necessary in connection with the foregoing have been received.

SECTION 2.4	The Bond.

          When the Bond is issued, transferred and delivered in accordance with the provisions of this Agreement, the Bond will have been duly authorized, executed, issued and delivered and will constitute the valid and special and limited obligation of the Authority payable solely from the revenues and other monies derived by the Authority from this Agreement.  The Bond shall not be in any way a debt or liability of the Commonwealth or any political subdivision thereof, except the non-recourse obligation of the Authority, and shall not create or constitute any indebtedness, liability or obligation of the Commonwealth or of any political subdivision thereof, except the nonrecourse obligation of the Authority, either legal, moral or otherwise.  The Bond does not now and shall never constitute a charge against the general credit of the Authority.

SECTION 2.5	No Conflict or Violation.

          The execution and delivery of this Agreement and the Bond and compliance with the provisions thereof, will not conflict with or constitute on the part of the Authority a violation of the Constitution of the Commonwealth or violation, breach of or default under its By-Laws or any statute, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which the Authority is a party or by which the Authority is bound, or, to the knowledge of the Authority, any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Authority or any of its activities or properties, and all consents, approvals, authorizations and orders of governmental or regulatory authorities which are required to be obtained by the Authority for the consummation of the transactions contemplated thereby have been obtained.

SECTION 2.6	Litigation.

          There is no action, suit, proceeding or investigation at law or in equity or before or by any court, public board or body pending or threatened against or affecting the Authority, or, to the best knowledge of the Authority, any basis therefor, wherein an unfavorable decision, ruling or finding would adversely affect the transactions contemplated hereby, or which in any way would contest or adversely affect the validity of the Bond or this Agreement or the power of the Authority for the issuance of the Bond, the validity of the Resolution, the validity of, or power of the Authority to execute and deliver, any agreement or instrument to which the Authority is a party and which is used or contemplated for use in consummation of the transactions contemplated hereby or the right of the Authority to finance the 1997 Project.

SECTION 2.7	No Repeal.

          No authority or proceedings for the issuance of the Bond or documents executed in connection therewith has been repealed, revoked, rescinded or superseded.

SECTION 2.8	Limitations on the Representation and Warranties of the Authority.

          The Authority makes no representation as to (a) the financial position or business condition of the Borrower, (b) the value of the Project Facilities or the Mortgaged Property, or their suitability for any particular purpose or (c) the correctness, completeness or accuracy of any of the statements, materials (financial or otherwise), representations or certifications furnished or to be made by the Borrower in connection with the sale or transfer of the Bond, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE 3.
BORROWER’S REPRESENTATIONS

          The Borrower represents and warrants that all of the representations and warranties of the Borrower set forth in the Credit Agreement, which representations and warranties are incorporated herein by reference, are true and correct as of the date hereof.  The Borrower further represents and warrants as follows:

SECTION 3.1	Existence; Authority.

          Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Borrower has all requisite corporate power and authority, corporate and otherwise, to conduct its business and to own its properties and is duly qualified as a foreign corporation in good standing in all jurisdictions in which its failure so to qualify could have a material adverse effect on its financial condition, operations or business prospects.  Borrower does not have any subsidiaries or affiliates, or in the past five years has not used any trade or other fictitious names.

SECTION 3.2	Authorization; No Conflict or Violation.

          The execution, delivery and performance by Borrower of the Financing Documents have been duly authorized by all necessary corporate action, and do not and will not violate any current provision of any government regulation or statute material to the on-going operation of Borrower’s business or of the charter or by-laws of Borrower or result in a breach of, or constitute a default under any indenture, instrument or other material agreement to which Borrower is a party or by which it or its properties may be bound or affected, or result in the creation or imposition of any lien, charge or other security interest or encumbrance of any nature whatsoever upon any of the property or assets of Borrower, other than as contemplated by the Mortgage and the Security Agreement.

SECTION 3.3	Consents.

          No authorization, consent, approval, license, exemption by or filing or registration with any court or governmental department, commission, board (including the Board of Governors of the Federal Reserve System), bureau, agency or instrumentality is or will be necessary for the valid execution, delivery or performance by Borrower of any Financing Document.

SECTION 3.4	Litigation or Proceedings.

          Except as described in the financial statements of the Borrower heretofore provided to the Bank or as otherwise disclosed in writing to the Bank, there is no action, suit, proceeding or investigation at law or in equity before or by any court, arbitration board or tribunal, public board or body pending or, to the best knowledge of the Borrower, threatened against or affecting any Obligor, or, to the best knowledge of the Borrower, any basis therefor, wherein an unfavorable decision, ruling or finding would (i) adversely affect in a material way the transactions contemplated by the Financing Documents, or any other agreement or instrument to which any Obligor is a party, which is used or contemplated for use in the consummation of the transactions contemplated by the Financing Documents, or (ii) adversely affect the exemption of interest on the Bond from federal income taxation or any state tax-exemption applicable thereto, or (iii) adversely affect in any material way the financial condition, operations or business prospects of Borrower.

SECTION 3.5	Legal and Binding Obligation.

          This Agreement constitutes, and each of the other Financing Documents to which Borrower is a party, when duly executed and delivered will constitute, valid and legally binding obligations of Borrower, enforceable in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and except to the extent that the enforceability thereof may be limited by the application of general principles of equity.

SECTION 3.6	Tax Status of Bond.

          The Borrower has not taken any action and knows of no action that any Person has taken or intends to take, and will not take or permit any Person to take, which would cause interest on the Bond to be includable in the gross income of the Bank for federal income tax purposes.

SECTION 3.7	Information; No False Statements.

          All information heretofore furnished by Borrower to Bank in writing for purposes of or in connection with this Agreement or the Bond or the borrowing contemplated hereby or thereby is true and accurate in all material respects or, in the case of projections, based upon reasonable estimates, on the date as of which such information is stated or certified.  No representation or warranty contained herein or in any certificate or other document furnished by Borrower pursuant to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

ARTICLE 4.
BANK REPRESENTATIONS

          The Bank represents and warrants as follows:

SECTION 4.1	Independent Investigation.

          The Bank has made an independent investigation and evaluation of the financial position and business condition of the Obligor and the value of the Mortgaged Property or has caused such investigation and evaluation to be made by Persons it deems competent to do so.  All information relating to the business and affairs of the Obligor that the Bank has requested in connection with the transactions referred to herein have been provided to the Bank.  The Bank hereby expressly waives the right to receive such information from the Authority and relieves the Authority and its agents, representatives and attorneys of any liability for failure to provide such information or for the inclusion in such information or in any of the documents, representations or certifications to be provided by the Borrower under this Agreement of any untrue fact or for the failure therein to include any fact.

SECTION 4.2	Purchase for Own Account.

          The Bank is purchasing the Bond for its own account, with the purpose of investment and not with the intention of distribution or resale thereof.  The Bond will not be sold unless registered in accordance with the rules and regulations of the Securities and Exchange Commission or unless the Authority is furnished with an opinion of Counsel or a “No Action” letter from the Securities and Exchange Commission that such registration is not required.

ARTICLE 5.
THE BOND

SECTION 5.1	Form; Amount and Terms.

          (a)          In order to provide funds for the Refunding Program, the Bond is hereby authorized to be issued in the aggregate principal amount of $1,000,000, and shall be issued as a fully registered Bond, without coupons, substantially in the form set forth as Exhibit “A” hereto, with appropriate insertions and deletions.  The Bond shall be issued in a single denomination equal to the entire principal amount thereof.

          (b)          The Bond shall mature on March 31, 2014, shall be subject to optional and mandatory redemption prior to maturity as provided in Section 6.1 hereof and in the Bond and shall bear interest from and including the date thereof, or from the most recent Interest Payment Date to which interest has been fully paid or provided, until payment of the principal thereof shall have been made in accordance with the provisions thereof.  Principal of and interest on the Bond shall be paid as provided for in the form thereof set forth as Exhibit “A” hereto and made a part hereof, and as otherwise set forth in this Agreement.

SECTION 5.2	Payment and Dating of the Bond.

          Principal of the Bond shall be payable to the Bank upon presentation and surrender of the Bond at the principal office of the Borrower on the maturity date shown thereon.  Interest on the Bond shall be payable on each Interest Payment Date in the manner provided in Section 8.1(c) hereof.  The Bond shall bear interest on overdue principal and, to the extent permitted by law, on overdue interest, at a rate of 2% (200 basis points) in excess of the rate otherwise applicable to the Bond (the “Default Rate”).  Payment as aforesaid shall be made in such coin or currency of the United States of America as, at the respective times of payment, shall be legal tender for the payment of public and private debts.

          The Bond shall be dated the date of delivery thereof.

SECTION 5.3	Execution

          (a)          The Bond shall be executed on behalf of the Authority by its Chairperson or Vice Chairman by his or her manual or facsimile signature, and the corporate seal of the Authority or a facsimile thereof shall be impressed thereon or affixed thereto and attested by its Secretary or Assistant Secretary by his or her manual or facsimile signature.  In case any officer whose signature (or facsimile thereof) shall appear on the Bond shall cease to be such officer before the delivery of the Bond, such signature or such facsimile shall nevertheless be valid and sufficient for all purposes, the same as if such officer had remained in office until delivery.

          (b)          The Bond shall not be valid or obligatory for any purpose unless and until the Certificate of Authentication attached thereto shall have been duly executed by the Borrower.  The executed certificate of the Borrower upon the Bond shall be conclusive evidence that the Bond has been authenticated and delivered hereunder.  The Borrower is hereby authorized and empowered to authenticate the Bond on the date of execution hereof and to deliver the Bond to the Bank thereof upon receipt of the purchase price therefor in accordance with Section 7.3 hereof.

SECTION 5.4	Transfer, Registration and Exchange.

          The Borrower shall keep at its principal office books for the registration and for the transfer of the Bond in accordance with the requirements of Section 149 of the Code at all times while the Bond remains Outstanding.  The Bond shall be transferable only upon such books by the owner thereof, in person or by its attorney duly authorized in writing, upon surrender thereof together with a written instrument of transfer satisfactory to the Borrower and duly executed by the owner or by its duly authorized attorney.  Upon surrender for transfer of the Bond at the principal office of the Borrower, the Authority shall execute and the Borrower shall deliver in the name of the transferee a new fully registered Bond, with appropriate insertions and deletions, for the aggregate Outstanding principal amount thereof.  Upon the transfer of the Bond under this Section, the Authority and the Borrower may require payment of a sum sufficient to cover any tax, fee or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

          The Authority and the Borrower may deem and treat the person in whose name the Bond is registered as the absolute owner thereof, whether the Bond shall be overdue or not, for the purpose of receiving payment of, or on account of, the principal of the Bond and for all other purposes, and all such payments so made to the owner or upon its order shall be valid and effectual to satisfy and discharge the liability upon the Bond to the extent of the sum or sums so paid, and neither the Authority, nor the Borrower shall be affected by any notice to the contrary.

ARTICLE 6.
REDEMPTION OF BOND BEFORE MATURITY

SECTION 6.1	Redemption of the Bond.

          (a)          Optional Redemption; Notice.  The Bond shall be subject to optional redemption by the Authority, at the written direction of the Borrower, in whole or in part (but if in part in the principal amount of $100,000 or integral multiples of $5,000 in excess thereof), on any interest Payment Date, at a price equal to 100% of the principal amount thereof to be redeemed, together with accrued interest to the date of redemption, subject to the provisions of subsection (f) below.  The Borrower shall provide the Bank with notice of the date of any optional redemption pursuant to this Section 6.1 (a) and the principal amount of the Bond to be redeemed, sent to the Bank in accordance with Section 15.3 hereof at least ten (10) days before such redemption date.  On each such redemption date, payment of the redemption price having been made to the Bank as provided herein and in the Bond, the Bond or the portion thereof so called for redemption shall become due and payable on the redemption date and interest shall cease to accrue thereon from and after the redemption date.

          (b)          Mandatory Scheduled Redemption.  [Intentionally Omitted]

          (c)          Redemption upon Repayment of Credit Agreement.  Upon the repayment by the Borrower of all amounts due under the Credit Agreement, the Bond shall be redeemed by the Authority, at the option of the Bank, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date of redemption, subject to the provisions of subsection (f) below, upon the written demand of the Bank to the Borrower, with a copy to the Authority.  The Bond, or any portion thereof, shall be redeemed, and the redemption price of the Bond and all other amounts due hereunder shall be paid to the owner of the Bond, on the date specified by the Bank.

          (d)          Mandatory Redemption Upon Determination of Taxability.  Upon the occurrence of a Determination of Taxability, the interest rate applicable to the Outstanding balance of the Bond shall become a taxable floating rate equal to the floating rate (as opposed to the As-Offered Fixed Rate provided for in the Credit Agreement) applicable, from time to time, to outstanding balances under the Credit Agreement, or to the extent that the all amounts due and owing under the Credit Agreement have been repaid in full, the floating interest rate that would be applicable to amounts outstanding under the Credit Agreement; provided that the Interest Payment Dates and Interest Periods (as defined in the Bond) shall remain the same as set forth in the Bond.

          (e)          Payment Upon Redemption or Prepayment.  Payment in respect of the redemption or prepayment of the Bond shall be made by the Borrower by wire transfer of immediately available funds to the bank account specified by the Bank.  Except in the event of the redemption of the Bond in its entirety, any such redemption shall be made without surrender of the Bond by the Bank for payment, provided that the Borrower’ records of such payment shall be conclusive and binding on the Bank, absent manifest error.

          (f)          Breakage Costs.  In addition to any amounts due in connection with the redemption of the Bond as set forth above, in the event of any redemption or prepayment of the

Bond for any reason, whether by redemption, prepayment, acceleration or otherwise, there shall be paid to the Bank an additional amount equal to the sum of all actual losses or expenses suffered or incurred by the Bank as a result of the redemption or prepayment, which is specifically limited to any loss, breakage or other cost or expense incurred by reason of the termination of any interest rate protection agreement .

ARTICLE 7.
ISSUE OF BOND

SECTION 7.1	Sale and Purchase of the Bond; Loan of Proceeds; Application of Proceeds.

          In order to provide funds for the payment of the costs of the Refunding Program, the Authority agrees to issue the Bond, concurrently with the execution and delivery hereof and to sell the Bond to the Bank.  The Bank shall purchase the Bond at a purchase price of 100% of the principal amount thereof in accordance with the terms and conditions hereof.  The proceeds of the Bond are hereby loaned to the Borrower to be applied to pay a portion of the costs of redeeming the Prior Bonds in accordance with Section 7.3 below.

SECTION 7.2	Delivery of the Bond.

          The Authority will issue and deliver the Bond to the Bank upon payment of the purchase price therefor and the execution and delivery to the Bank of the following:

          (a)          Copies of the proceedings of the Authority relating to the issuance of the Bond duly certified by an Authorized Officer of the Authority;

          (b)          A written certificate by an authorized officer of Borrower as to the names and signatures of the officers of Borrower authorized to sign this Agreement and the other documents or certificates of Borrower to be executed and delivered pursuant hereto.  The Bank may conclusively rely on, and be protected in acting upon, such certificate until it shall receive a further certificate by the Secretary or an Assistant Secretary of each Borrower amending prior certificate;

          (c)          A copy of the resolutions of the Board of Directors of the Borrower certified by the Secretary or Assistant Secretary thereof authorizing and approving the execution and delivery of this Agreement and all other documents delivered pursuant to this Agreement, and such other corporate documents and records as the Bank may reasonably request;

          (d)          Original executed counterparts of this Agreement, the Mortgage, the Security Agreement, the Tax Agreement and other appropriate documents;

          (e)          Opinions in form and substance satisfactory to the Authority and the Bank dated as of the date of the closing of (i) Counsel for the Authority, (ii) Bond Counsel and (iii) Counsel for the Borrower;

          (f)          Evidence satisfactory to the Bank of the maintenance by the Borrower of insurance as required in the Mortgage;

          (g)          Results of UCC, tax and judgment searches on the Borrower and, if applicable, releases and/or termination statements terminating, or other evidence satisfactory to the Bank of the termination (or satisfactory provision for termination) of, all liens and security interests relating to the Mortgaged Property (except as permitted in the Mortgage) and the Equipment (except as permitted in the Security Agreement);

          (h)          Evidence satisfactory to the Bank of the filing of all UCC-1 financing statements required to perfect the liens and security interests created under the Mortgage and the Security Agreement and the assignment by the Authority to the Bank of its rights hereunder in accordance with Section 10.6 hereof;

          (i)          Evidence satisfactory to the Bank of the full payment and discharge of the Prior Bonds and all payment obligations of the Borrower with respect thereto (including all payment obligations of the Borrower with respect to the letter of credit of Wachovia Bank, National Association, securing the payment of the Prior Bonds); and

          (j)          Other customary closing certificates and documents as may reasonably be required by the Bank, the Authority or Bond Counsel.

SECTION 7.3	Disposition of Proceeds of the Bond.

          Upon the issuance and sale of the Bond in accordance herewith, the Bank shall pay the purchase price therefor to or upon the order of the Borrower to be applied on the date hereof to pay the principal amount due upon the redemption of the Prior Bonds on the date hereof or to reimburse the issuer of the letter of credit securing the Prior Bonds for a draw on such letter of credit to pay such principal.  All other costs and expenses of the Refunding Program shall be paid by the Borrower out of sources of funds other than the Bond.

ARTICLE 8.
LOAN PAYMENTS AND ADDITIONAL SUMS

SECTION 8.1	Loan Payments.

          (a)          The Borrower shall pay to the Bank, on behalf of the Authority, the following sums as loan payments hereunder at the following times, in immediately available funds:

          (i)          on each Interest Payment Date during the term of this Agreement, an amount which is sufficient to pay the interest then due on the Bond.  The amount of interest due shall be determined by the Bank and shall be deducted by the Bank from the Borrower’s deposit account held by the Bank.  The Bank shall provide the Borrower with written notice of such deduction and the amount thereof within ten (10) days after the Interest Payment Date;

(ii) on the maturity date of the Bond, the principal amount thereof then maturing; and

          (iii)        on the redemption dates established for the Bond to be redeemed pursuant to Section 6.1 hereof (if any), an amount equal to the redemption price due on such date, including as part of such redemption price any additional amount payable in accordance with Section 6.1(f) hereof.

          (b)          In any event, the sum of the loan payments payable under this Section 8.1 shall be sufficient to pay the total amount due with respect to such principal and interest (including but not limited to interest and late charges payable pursuant to the Bond on any overdue amount) on the Bond, as and when due, and the Borrower shall forthwith pay any deficiency to the Bank.  If at any time the Bond has been fully paid and discharged within the meaning of the terms hereof, the Borrower shall not be obligated to make any further payments under this Section.

          (c)          Payment by the Borrower of the loan payments set forth above shall be made by check, by bank wire transfer in immediately available funds to such account of the Bank as the Bank shall designate or by debit of a deposit account maintained by the Borrower with the Bank, in any case as the Bank and the Borrower shall agree.

SECTION 8.2	Payment of Fees, Charges and Expenses.

          (a)          The Borrower shall pay to, or upon the order of, the Authority, upon request of the Authority, such amounts required to pay the Authority’s customary administrative fees and to pay or reimburse its reasonable administrative expenses, including reasonable counsel fees, incurred from time to time in connection with the making by the Authority of the Loan to the Borrower of the proceeds of the Bond and all other services or actions of the Authority in connection with this Agreement.

          (b)          The Borrower (1) will reimburse the Bank on demand for the reasonable costs and expenses of the Bank in connection with the preparation, execution, issuance and delivery of this Agreement, the Bond, the Mortgage, the Security Agreement and the other instruments and documents to be delivered hereunder (including the reasonable fees and out-of-pocket expenses of Counsel with respect thereto) and (2) will reimburse the Bank on demand for the reasonable costs and expenses, if any, of the Bank in connection with the enforcement of this Agreement and the Bond (including the reasonable fees and out-of-pocket expenses of Counsel with respect thereto).

SECTION 8.3	Maintenance of Loan Account.

          The Bank shall open and maintain on its books a loan account (the “Loan Account”) with respect to advances made, repayments, prepayments, the computation and payment of interest and fees and the computation and final payment of all other amounts due and sums paid to the Bank under this Agreement and the Bond.  Unless the Borrower object in writing to the information contained in a statement delivered to the Borrower by the Bank regarding the Loan Account within thirty (30) days of receipt of such statement, the information contained in such statement and in the Loan Account will, absent manifest error, be conclusive and binding on the Borrower as to the amount at any time due to the Bank from the Borrower under this Agreement and from the Authority to the Bank under the Bond.  The Authority shall have the, right to receive copies of all statements of the Bank with respect to the Loan Account upon its written request to the Bank.

SECTION 8.4	Repayment.

          After payment in full of all sums due hereunder, the Bond shall be marked “paid in full” but retained by the Bank until the regular limitations period within which the Internal Revenue Service may claim the interest payable pursuant to the Bond to be not exempt from federal income taxes has elapsed without such claim being made.  Notwithstanding such marking of the Bond or its return by the Bank, the Borrower shall remain liable for payment of sums, if any, required to be paid under this Agreement.

SECTION 8.5	No Abatement or Setoff.

          The Borrower shall pay all loan payments and all additional sums required hereunder without suspension or abatement of any nature, notwithstanding that all or any part of the Borrower’s facilities shall have been wholly or partially destroyed, damaged or injured and shall not have been repaired, replaced or rebuilt.  So long as any portion of the Bond remains Outstanding, the obligations of the Borrower to pay all sums due from the Borrower hereunder shall be absolute and unconditional for which the Borrower pledge their full faith and credit and shall not be suspended, abated, reduced, abrogated, waived, diminished or otherwise modified in any manner or to any extent whatsoever, regardless of any rights of setoff, recoupment or counterclaim that either Borrower might otherwise have against the Authority, the Bank or any other party or parties and regardless of any contingency, act of god, event or cause whatsoever and notwithstanding any circumstances or occurrence that may arise or take place after the date hereof, including but without limiting the generality of the foregoing:

          (a)          any damage to or destruction of any part or all of the Borrower’s facilities, including the Project Facilities;

          (b)          the taking or damaging of any part or all of the Borrower’s facilities, by any public authority or agency in the exercise of the power of or in the nature of eminent domain or by way of a conveyance in lieu of such exercise or otherwise;

          (c)          any assignment, novation, merger, consolidation, or transfer of assets, whether with or without the approval of the Authority;

          (d)          any failure of the Authority to perform or observe any agreement or covenant, whether express or implied, or any duty, liability or obligation arising out of or in connection with this Agreement and the Bond;

          (e)          any act or circumstances that may constitute an eviction or constructive eviction;

          (f)           failure of consideration, failure of title or commercial frustration;

          (g)          any change in the tax laws or other laws of the United States or of any state or other governmental authority; or

          (h)          any determination that the Bond or the interest payable thereon is subject to Federal taxation.

ARTICLE 9.
[INTENTIONALLY OMITTED]

ARTICLE 10.
COVENANTS AND AGREEMENTS OF AUTHORITY

SECTION 10.1	Payment of the Bond.

          The Authority covenants that it will promptly pay, or cause to be paid, the principal and redemption price of and interest on the Bond at the places, on the dates and in the manner provided herein and in the Bond according to the true intent and meaning thereof, but only from the amounts payable by the Borrower under this Agreement.  It is hereby acknowledged and agreed that the Bond is a special obligation of the Authority payable as above provided, shall not be in any way a debt or liability of the Commonwealth or any political subdivision thereof, except the non-recourse obligation of the Authority, and shall not create or constitute any indebtedness, liability or obligation of the Commonwealth or any political subdivision thereof, except the non-recourse obligation of the Authority, either legal, moral or otherwise.  The Bond does not now and shall never constitute a charge against the general credit of the Authority.

SECTION 10.2	Tax Covenant.

          The Authority hereby covenants not to take any action or permit any action to be taken which would cause the interest of the Bond to lose the exclusion from gross income of interest on the Bond for purposes of federal income taxation (except for any period during which the Bond is held by a “substantial user” or a “related person” to a substantial user within the meaning of Section 147(a) of the Code).  The Authority agrees that it will at all times do and perform all acts and things reasonably necessary in order to assure that interest paid on the Bond will, for purposes of federal income taxation, be and remain excludable from the gross income of any holder(s) of the Bonds (except for any period during which the Bond is held by a “substantial user” or a “related person” to a substantial user within the meaning of Section 147(a) of the Code).  All of the representations and warranties of the Authority contained in the Tax Certificate are incorporated herein by reference with the same force and effect as if set out in full herein.

SECTION 10.3	Performance of Covenants.

          The Authority covenants that it will faithfully perform at all times all covenants, undertakings, stipulations and provisions contained in this Agreement, in the Bond and in all proceedings of the Authority pertaining thereto.

SECTION 10.4	Priority of Pledge.

          The pledge herein made of certain payments made by the Borrower hereunder shall at no time be impaired by the Authority and such payments shall not otherwise be pledged and no Persons shall have any rights with respect thereto except as provided herein.

SECTION 10.5	Rights Under Agreement.

          The Authority and the Borrower agree that the Bank may, as owner of the Bond, in its own name or to the extent permitted by law in the name of the Authority, enforce all rights of the Authority and all obligations of the Borrower under and pursuant to this Agreement (except the

Reserved Rights of the Authority, and the obligations of the Borrower related thereto, that are not assigned for the benefit of the Bank as specified in Section 10.6 hereof) for and on behalf of the Bank, whether or not the Authority is in default hereunder.

SECTION 10.6	Assignment to Bank; Security Agreement.

          (a)          As security for the performance of the Authority’s obligations hereunder and with respect to the Bond, the Authority hereby pledges, assigns and conveys to the Bank, and grants to the Bank a security interest in, all right, title and interest of the Authority in and to this Agreement, and all sums payable in respect of the indebtedness of the Borrower evidenced hereby, other than the Reserved Rights of the Authority.  The Authority directs that all payments by the Borrower hereunder (except for payments to the Authority pursuant to Sections 8.2 or 15.6 hereof) be paid directly to the Bank.  If, notwithstanding these arrangements, the Authority shall receive any such payments, the Authority shall immediately pay over the same to the Bank.

          (b)          The Borrower consents to such assignment and, except as otherwise provided in subsection (a) hereof, agrees to pay all amounts payable hereunder directly to the Bank.

SECTION 10.7	Instruments of Further Assurance.

          The Authority covenants that it will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, such agreements supplemental hereto and such further acts, instruments and documents as the Bank may reasonably require for the better assuring, transferring, conveying, pledging and assigning to the Bank the rights assigned hereby for the payment of the principal or redemption price of and interest on the Bond.

SECTION 10.8	Continued Existence, etc.

          The Authority agrees that it will do or cause to be done in a timely manner all things necessary to preserve and keep in full force and effect its existence so long as the Bond remains Outstanding and to carry out the terms of this Agreement.

SECTION 10.9	General Compliance with All Duties.

          The Authority shall faithfully and punctually perform all duties, with respect to the Refunding Program required by the Constitution and laws of the Commonwealth, and by the terms and provisions of this Agreement.

SECTION 10.10	Enforcement of Duties and Obligations of the Borrower.

          The Authority may, and at the written direction of the Bank shall, take any legally available action to cause the Borrower to fully perform all duties and acts and fully comply with the covenants of the Borrower imposed by this Agreement in the manner and at the times provided therein.  So long as no Event of Default hereunder shall have occurred and be continuing, the Authority may exercise all its rights under this Agreement, but the Authority shall not, without the consent of the Bank, amend any of the same so as to diminish the amounts payable thereunder or otherwise so as to adversely affect the Authority’s or the Borrower’s ability to perform its covenants under this Agreement.

SECTION 10.11	Non-Discrimination.

          During the term of this Agreement, Borrower agrees, as to itself and as to each occupant of the Project Facilities (each, an “Occupant”) as follows:

                    (a)          In the hiring of any employee(s) for the manufacture of supplies, performance of work, or any other activity required under the contract or any subcontract, the Occupant, or any person acting on behalf of the Occupant shall not by reason of gender, race, creed, or color, discriminate against any citizen of the Commonwealth of Pennsylvania (the “Commonwealth”) who is qualified and available to perform the work to which the employment relates.

                    (b)          Neither Occupant nor any person on their behalf shall in any manner discriminate against or intimidate any employee involved in the manufacture of supplies, the performance of work, or any other activity required under the contract on account of gender, race, creed or color.

                    (c)          Each Occupant shall establish and maintain a written sexual harassment policy and shall inform their employees of the policy.  The policy must contain a notice that sexual harassment will not be tolerated and employees who practice it will be disciplined.

                    (d)          No Occupant shall not discriminate by reason of gender, race, creed, or color against any contractor or supplier who is qualified to perform work on or in connection with the Project Facilities.

                    (e)          Each Occupant shall furnish all necessary employment documents and records to and permit access to their books, records, and accounts by the contracting agency and the Bureau of Contract Administration and Business Development, for purposes of investigation, to ascertain compliance with provisions of this Nondiscrimination/Sexual Harassment Clause.  If any Occupant does not possess documents or records reflecting the necessary information requested, the Occupant shall furnish such information on reporting forms supplied by the contracting agency or the Bureau of Contract Administration and Business Development.

                    (f)          The Occupant shall include the provisions of this Nondiscrimination/Sexual Harassment Clause in every contract so that such provisions will be binding upon each subcontractor.

                    (g)          The Commonwealth may cancel or terminate the contract, and all money due or to become due under the contract may be forfeited for a violation of the terms and conditions of this Nondiscrimination/Sexual Harassment Clause.  In addition, the agency may proceed with debarment or suspension and may place the Occupant in the Contractor Responsibility File.

SECTION 10.12	Inspection of Books.

          The Authority covenants and agrees that all books and documents in its possession relating to the Refunding Program and the Bond shall at all reasonable times be open to inspection by such accountants or other agents as the Bank or the Borrower may from time to time designate.

ARTICLE 11.
COVENANTS OF THE BORROWER

SECTION 11.1	Bond Not to Become Taxable.

          (a)          The Borrower hereby covenants to the Authority and to the Bank that, notwithstanding any other provision of this Agreement or any other instrument, it will not make any investment or other use of the proceeds of the Bond which, if such investment or use had been reasonably expected on the date of issue of the Bond, would cause the Bond to fail to qualify as a “qualified small issue bond” as defined in Section 144(a) of the Code or to be an “arbitrage bond” under Section 148 of the Code and the regulations promulgated thereunder; that it will comply with the requirements of Sections 103 and 141 through 150 of the Code and any regulations applicable thereto throughout the term of the Bond; and that it will not take or omit to take any action over which it has control, which action or omission, as the case may be, would impair the exclusion from gross income for federal income tax purposes of the interest on the Bond.  The terms and provisions of the Tax Agreement are hereby incorporated by reference.

          (b)          The Borrower covenants that it will not take any action or permit any action to be taken or fail to take any action, if any such action or failure to take action would cause the interest on the Bond to lose the exclusion from gross income for purposes of federal income taxation (except for any period during which the Bond is held by a “substantial user” or a “related person” to a substantial user within the meaning of Section 147 of the Code).  The Borrower agrees that it will at all times do and perform all acts and things necessary in order to assure that interest paid on the Bond will, for purposes of federal income taxation, be and remain excludable from the gross income of the Bank (except for any period during which the Bond is held by a “substantial user” or a “related person” to a substantial user within the meaning of Section 147(a) of the Code).

          (c)          The parties acknowledge that all of the sale proceeds of the Bond shall be fully expended on the date hereof to refund the Prior Bonds and that, accordingly, the Borrower shall have complied with the six month exception to the arbitrage rebate requirement set forth in Section 148(f)(4)(B) of the Code.

SECTION 11.2	Deficiencies in Revenues.

          If for any reason amounts paid by the Borrower hereunder would not be sufficient to make payments of principal of and interest on the Bond when and as the same shall become due and payable at maturity or otherwise, the Borrower will pay promptly the amounts required from time to time to make up any such deficiency.

SECTION 11.3	Further Assurances; Financing Statements.

          The Borrower shall perform or cause to be performed any such acts, and execute and cause to be executed any and all further instruments as may be required by law or as shall reasonably be requested by the Authority or the Bank to carry out or effect the terms of this Agreement.  The Borrower, if required by the Bank, will join with the Authority and the Bank in executing such financing statements and other documents under the Uniform Commercial Code as in effect in the State or other applicable law as the Authority or Bank may specify and will pay the costs of filing the same in such public offices as the Authority or Bank shall designate, in order to preserve the security interests granted under this Agreement or any other Financing Document.  For purposes of carrying out this provision, the Borrower hereby grants to the Bank an irrevocable power of attorney to execute on its behalf and to file in all appropriate jurisdictions such instruments as shall be required, in the judgment of the Bank, to evidence, perfect or preserve any lien or security interest in favor of the Bank granted in this Agreement or in any other Financing Document.

SECTION 11.4	Use of Project Facilities.

          The Borrower shall use or cause the Project Facilities to be used as an authorized project for a purpose and use as provided for under the Act until payment of the Bond has been made in full.

SECTION 11.5	Mortgage.

          The Borrower acknowledges and agrees that the payment obligations of the Borrower with respect to the Bond are secured as provided in the Mortgage and the Security Agreement.

SECTION 11.6	Additional Collateral.

          In the event that the Bank has the right to require that the Borrower obtain and deliver to the Bank a standby letter of credit pursuant to section 5.12 of the Credit Agreement, the Bank may also require the Borrower to obtain and deliver to the Bank a standby letter of credit in the Outstanding principal amount of the Bond as additional collateral (“Additional Collateral”).  Such standby letter of credit shall be in the same form and content as the form thereof set forth in the Credit Agreement. The Bank shall be permitted to make partial draws upon the Additional Collateral for payments of principal and interest.

SECTION 11.7	Credit Agreement.

          The Borrower shall, at all times while any amount is Outstanding on the Bond, comply with the covenants of the Borrower set forth in the Credit Agreement other than the covenant set forth in Section 5.12 therein.

ARTICLE 12.
LIMITED OBLIGATION

SECTION 12.1	Source of Payment of the Bond.

          The Bond and all payments by the Authority thereunder are not general obligations of the Authority but are limited obligations payable by the Authority solely from the revenues and receipts derived by the Authority pursuant to this Agreement.  The Bond and the interest thereon shall not be deemed to constitute a debt, liability, general obligation or a pledge of the faith and credit or the taxing power of the Commonwealth or any political subdivision thereof, and do not directly, indirectly or contingently obligate the Commonwealth or any political subdivision thereof to levy or to pledge any form of taxation whatever for the payment of said principal and interest.  Any liability of any kind whatsoever incurred by the Authority under or by reason of this Agreement shall be payable solely from the proceeds of the Bond and from revenues to be received by the Authority under the provisions of this Agreement and not from any other fund or source.

ARTICLE 13.
EVENTS OF DEFAULT AND REMEDIES

SECTION 13.1	Events of Default.

          Each of the following shall be an “Event of Default” under this Agreement:

          (a)          Failure to pay when due any interest on the Bond; or failure to pay any principal or redemption price of the Bond when due, whether by redemption or at the stated maturity thereof, by acceleration or otherwise; or

          (b)          Failure to pay any other fee, expense or other payment due hereunder within five (5) business days after demand is made; or

          (c)          Failure to observe or perform any other term, covenant, condition or agreement set forth in this Agreement, where the Borrower does not cure such failure within ten (10) business days after notice from the Bank;

          (d)          Failure to provide a standby letter of credit when requested by the Bank pursuant to section 11.6 hereof; or

          (e)          The occurrence of any default under the Mortgage or the Security Agreement (subject to applicable periods of grace or cure, if any, as may be provided therein); or

          (f)          The Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking position by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

          (g)          An involuntary case or other proceeding shall be commenced against the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against the Borrower or any subsidiary of the Borrower under the Federal bankruptcy laws as now or hereafter in effect; or

          (f)          If any Change of Control (as defined in the Credit Agreement) shall occur; or

          (g)          If the Borrower shall fail to pay any obligation for the payment of borrowed money or the installment purchase price of property or on account of a lease of property (a “Credit Obligation”) owing by it, or any interest or premium thereon, when due, whether such Credit Obligation shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or the Borrower shall fail to perform any term, covenant or agreement on its part to be performed under any agreement or instrument evidencing or securing or relating to any such Credit Obligation when required to be performed, if the effect of such failure is to accelerate, or to permit the holder or holders of such Credit Obligation in excess of $250,000 to accelerate, the maturity of such Credit Obligation, whether or not such failure to perform shall be waived by the holder or holders of such Credit Obligation, unless such waiver has the effect of terminating the right of such holder or holders to accelerate the maturity of such Credit Obligation as a result of such failure; or

          (h)          If any representation or warranty by or on behalf of the Borrower made herein or in any report, certificate, financial statement or other instrument delivered to Bank shall prove to be false or misleading in any material respect when made; or

          (i)          If any default shall occur with respect to any other Indebtedness of the Borrower to Bank in excess of $25,000, subject to the Borrower’s right to notice and opportunity to cure, if any, under the instruments which evidence or secure such Indebtedness; or

          (j)          The occurrence of any material adverse change in the business, financial condition, results of operations or business prospects of the Borrower, as determined by Bank in its sole discretion; or

          (k)          Failure of the Borrower to maintain its Financial Assets (other than $100,000) at all times in an account(s) with the Bank and/or its affiliates; or

          (l)          A judgment or lien (with respect to which full adequate insurance is not maintained) in excess of $250,000 (individually or in the aggregate) is entered against the Borrower, or the property of the Borrower becomes subject to any attachment, garnishment, levy or lien; or

          (m)          The Borrower dissolves, liquidates or ceases to conduct operations, or prepares or attempts to do any of the foregoing; or

          (n)          The Borrower ceases to operate its business at its pilot plant located in its 102 Witmer Road, Horsham, Pennsylvania facility due to the failure of the Borrower to be in compliance with applicable laws, regulations and specifications of the United States Food and Drug Administration or any other relevant governmental regulatory agency or authority; or

          (o)          Any Event of Default occurs under the Credit Agreement.

SECTION 13.2	Acceleration.

          If any Event of Default under clause (d) or (e) of Section 13.1 hereof occurs, then the principal of the Bond then Outstanding, together with interest accrued thereon, plus any amount that would otherwise be due by reason of a prepayment of the Bond under Article 6 hereof by reason of Section 6.1(g) hereof, shall become due and payable immediately without notice or demand.  Upon the occurrence of any Event of Default under Section 13.1 hereof other than an Event of Default under clause (d) or (e), the Bank may, by notice in writing delivered to the Authority and the Borrower, declare the principal of the Bond and the interest accrued thereon to the date of such acceleration immediately due and payable, and the same shall thereupon become and be immediately due and payable.  Upon any acceleration of the Bond under this Section 13.2, all amounts payable under Section 6.1(f) and 8.1 hereof shall be immediately due and payable.

SECTION 13.3	Legal Proceedings by Bank.

          Upon the occurrence of any Event of Default under Section 13.1 hereof, the Bank may:

          (a)          by mandamus, or other suit, action or proceeding at law or in equity, enforce all of its rights as owner of the Bond, and require the Borrower to carry out any other agreements with or for the benefit of the owner of the Bond;

          (b)          bring suit upon the Bond;

          (c)          by action or suit in law or equity enjoin any acts or things which may be unlawful or in violation of the rights of the owner of the Bond; or

          (d)          take or cause to be taken any action available under applicable law as the beneficiary of the liens and security interests and other rights created under the Mortgage and the Security Agreement.

          No remedy conferred upon or reserved to the Bank is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to any other remedy given to the Bank hereunder or now or hereafter existing at law, in equity or by statute.  Nothing herein contained shall affect or impair the right of action, which is absolute and unconditional, of the owner of the Bond to institute suits to enforce payment thereof.

          No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or acquiescence therein; and every such right and power may be exercised from time to time and as often as may be deemed expedient.

          No waiver of any Event of Default hereunder shall extend to or shall affect any subsequent Event of Default or shall impair any rights or remedies consequent thereon.

SECTION 13.4	Application of Moneys.

          All moneys received by the owner of the Bond upon the exercise of any remedies provided in Section 13.3 hereof shall be applied ratably to the payment of the principal, redemption price and interest then due and unpaid upon the Bond (together with interest on overdue installments of principal and, to the extent permitted by law, on any overdue interest, at the rate per annum specified in the Bond for such overdue installments).

SECTION 13.5	Intentionally Omitted.

SECTION 13.6	Waivers of Events of Default; Rescission of Declaration of Maturity.

          The Bank may waive any Event of Default under this Agreement and its consequences, or rescind any declaration of maturity of principal of the Bond.  In case of any such waiver or rescission, then and in every such case the Authority, the Borrower and the Bank, respectively, shall be restored to their former positions and rights under this Agreement, but no such waiver or rescission shall extend to any subsequent or other default, or impair any right consequent thereon.  All waivers under this Agreement shall be in writing and a copy of each waiver affecting the Bond shall be delivered to the Authority and the Borrower.

SECTION 13.7	Additional Remedies.

          In addition to the above remedies, if the Borrower commits a breach, or threatens to commit a breach of this Agreement, or of any other document executed in connection therewith, the Authority shall have the right and remedy, without posting bond or other security, to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause immediate and irreparable injury to the Authority for which money damages may not provide an adequate remedy.

ARTICLE 14.
AMENDMENTS TO AGREEMENT

SECTION 14.1	Amendments to Agreement.

          This Agreement may be amended only by the written agreement of the Authority, the Borrower and the Bank, except that any of the covenants and agreements of the Borrower set forth in Sections 11.5, 11.6, and 11.7 hereof may be amended by the Borrower and the Bank, without the consent of the Authority; provided, however, that prompt written notice of any such amendment shall be provided to the Authority.  To the extent that the Credit Agreement is amended such that any representations, warranties or covenants of either the Borrower or the Bank therein, or any Events of Default thereunder, are modified or waived in any way, such modification or waiver shall automatically be made applicable to this Agreement and any applicable Financing Document, without need of written amendment hereto or thereto.

ARTICLE 15.
MISCELLANEOUS

SECTION 15.1	Limitation of Rights.

          With the exception of rights herein expressly conferred, nothing expressed or mentioned in or to be implied from this Agreement, or the Bond, is intended or shall be construed to give to any Person, other than the Authority, the Borrower and the Bank, any legal or equitable right, remedy or claim under or in respect to this Agreement or any covenants, conditions and provisions herein contained; this Agreement and all of the covenants, conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the Authority, the Borrower and the Bank as herein provided.

SECTION 15.2	Severability.

          If any provision of this Agreement shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case in any jurisdiction or jurisdictions or in all jurisdictions, or in all cases, because it conflicts with any other provision or provisions hereof or any Constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatever.

          The invalidity of any one or more phrases, sentences, clauses or Sections in this Agreement contained, shall not affect the remaining portions of this Agreement, or any part thereof.

SECTION 15.3	Notices.

          All notices and directions to any party to this Agreement shall be in writing or sent electronically, and, except as otherwise provided, shall be deemed to be sufficiently given if sent registered or certified mail, by facsimile, by e-mail (with receipt confirmed), by overnight national courier service with charges prepaid, or by delivery during business hours to the parties, at the following addresses:

Borrower:

Neose Technologies, Inc.
102 Witmer Road
Horsham, Pennsylvania 19044
Attention: General Counsel
Fax: 215-315-9100

With a copy to:

Pepper Hamilton LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, PA 19103
Attention: Barry M. Abelson, Esquire
Fax: 215-981-4750

Authority:
Montgomery County Industrial Development Authority
Montgomery County Economic & Workforce Development
Human Services Center, Fifth Floor
1430 DeKalb Street
P.O. Box 311
Norristown, PA 19401
Attention: Gerald Birkelbach
Fax: 610-278-5944

Bank:
Brown Brothers Harriman & Co.
1531 Walnut Street
Philadelphia, Pennsylvania 19102
Attention: J. Clark O’Donoghue
Title: Managing Director
FAX: 215-864-3989
E-Mail: clark.o’donoghue@bbh.com

or to such other address as the addressee shall have indicated by prior notice to the one giving the notice or direction in question.  Any notice required to be sent to the owner of the Bond shall be sent to such party at the address provided by such party to the Borrower.

SECTION 15.4	Acts of Owner of the Bond.

          Any action to be taken by the Bank, as the owner of the Bond may be evidenced by a written instrument signed or executed by the Bank in person or by an agent appointed in writing.  The fact and date of the execution by any Person of any such instrument may be proved by acknowledgment before a notary public or other officer empowered to take acknowledgments or by an affidavit of a witness to such execution.  Any action by the owner of the Bond shall bind any future owner of the Bond.

SECTION 15.5	Exculpation of Authority.

          (a)          In the exercise of the power of the Authority and its members, officers, employees and agents hereunder, including (without limiting the foregoing) the application of moneys and any action taken by it in the Event of Default by the Borrower, neither the Authority nor its members, officers, employees, or agents shall be accountable to the Borrower or the Bank for any action taken or omitted by it or its members, officers, employees and agents in good faith.  The Authority and its members, officers, employees, or agents shall be protected in its or their acting upon any paper or document believed by it or them to be genuine, and it or they may conclusively rely upon the advice of Counsel (who may also be Counsel for the Borrower or the Bank) and may (but need not) require further evidence of any fact or matter before taking any action.

          (b)          All covenants, stipulations, promises, agreements and obligations of the Authority contained in this Agreement, the Bond or any agreement, instrument or certificate entered into or delivered by the Authority in connection therewith shall be deemed to be the covenants, stipulations, promises, agreements and obligations of the Authority and not of any member, officer, employee or agent of the Authority in an individual capacity, and no recourse shall be had for the payment of the Bond or for any claim based thereon or under this Agreement or any agreement, instrument or certificate entered into by the Authority in connection therewith against any member, officer, employee or agent in an individual capacity.

SECTION 15.6	Indemnification Concerning the Project Facilities; Accuracy of Application and Information in Connection Therewith.

          (a)          The Borrower covenants and agrees, at its sole expense, to pay and to indemnify and save the Indemnified Parties harmless of, from and against, any and all claims, damages, demands, expenses, liabilities, and losses of every kind, character and nature asserted by or on behalf of any Person arising out of, resulting from or in any way connected with the condition, use, possession, conduct, management, planning, design, acquisition, construction, installation, financing or sale of, the Project Facilities and the Refunding Program, or any part thereof, except for any claim, damage, demand, expense, liability or loss arising out of the Indemnified Parties’ own gross negligence or willful misconduct.

          (b)          The Borrower agrees to indemnify and hold harmless the Indemnified Parties against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained herein or in any documentation presented to the Bank or the Authority and pertaining to the Borrower or the Project Facilities or the Refunding Program or in information submitted to the Authority or the Bank by the Borrower with respect to the issuance and purchase of the Bond or otherwise (the “Borrower Information”) or caused by any omission or alleged omission of any material fact necessary to be stated in the Borrower Information in order to make such statements in the Application and pertaining to the Borrower Information not misleading or incomplete.  The Borrower shall not, however, indemnify the Authority or the Bank against claims based upon the bad faith, fraud or deceit of an Indemnified Party or due to an Indemnified Party’s gross negligence or willful misconduct.

          (c)          In case any action shall be brought against the Indemnified Parties based upon any of the above and in respect to which indemnity may be sought against the Borrower, the party involved may request in writing that the Borrower assume the defense thereof, including the employment of Counsel satisfactory to such party, the payment of all reasonable costs and expenses and the right to negotiate and consent to settlement.  Any one or more of the Indemnified Parties shall have the right to employ separate Counsel in any such action, to participate in defense thereof and the Borrower shall assume the payment of all reasonable costs and expenses with respect thereto.  The Borrower shall not be liable for any settlement of any such action effected without its consent, but if settled with the consent of the Borrower or if there be a final judgment for the plaintiff in any such action, the Borrower agrees to indemnify and hold harmless the Indemnified Parties from and against any loss or liability by reason of such settlement or judgment.

          (d)          Any provision herein or elsewhere to the contrary notwithstanding, this Section 15.6 shall survive the termination of this Agreement.

          (e)          The Borrower will reimburse the Authority for the reasonable costs and expenses (including reasonable attorneys’ fees and expenses) of any action taken by the Authority in connection with any Event of Default by the Borrower.

          (f)          The Borrower agrees to and does hereby indemnify and hold harmless the Indemnified Parties against any and all losses, claims, damages or liabilities (including all costs, expenses, and reasonable counsel fees incurred in investigating or defending such claim) suffered by any of the Indemnified Parties and caused by, relating to, arising out of, resulting from, or in any way connected to an examination, investigation or audit of the Bond by the Internal Revenue Service.  In the event of such examination, investigation or audit, the Indemnified Parties shall have the right to employ counsel at the Borrower’s expense.  In such event, the Borrower shall assume the primary role in responding to and negotiating with the Internal Revenue Service, but shall inform the Indemnified Parties of the status of the investigation.  In the event the Borrower fails to respond adequately and promptly to the Internal Revenue Service, the Authority shall have the right to assume the primary role in responding to and negotiating with the Internal Revenue Service and shall have the right to enter into a closing agreement, for which the Borrower shall be liable.

          (g)          This indemnity agreement is in addition to any other liability that the Borrower may otherwise have, including but not limited to any indemnification by Borrower under the documents relating to the Prior Bonds.  Notwithstanding anything in the Financing Documents which may limit recourse to the Borrower or may otherwise purport to limit the Borrower’s liability, the provisions of this Section shall control the Borrower’s obligations and shall survive the repayment of the Bond.

SECTION 15.7	Counterparts.

          This Agreement may be simultaneously executed in several counterparts, including by facsimile, each of which shall be an original and all of which shall constitute but one and the same instrument.

SECTION 15.8	No Personal Recourse.

          No recourse shall be had for any claim based on the Agreement or the Bond against any member, officer or employee, past, present or future, of the Authority or of any successor body as such, either directly or through the Authority or any such successor body, under any constitutional provision, statute or rule of law or by the enforcement of any assessment or penalty or by any legal or equitable proceeding or otherwise.  No covenant, stipulation, obligation or agreement of the Authority contained in this Agreement shall be deemed to be a covenant, stipulation, obligation or agreement of any present or future officer, employee or agent of the Authority in his individual capacity, and any officer, employee or agent of the Authority executing the Bond shall not be liable personally thereon or be subject to any personal liability or accountability by reason of the issuance thereof.

SECTION 15.9	Payment of Expenses.

          The Borrower (1) will reimburse the Bank on demand for the reasonable costs and expenses of the Bank in connection with the preparation, execution, issuance and delivery of this Agreement, the Bond, the Tax Agreement, the Mortgage, the Security Agreement and the other instruments and documents to be delivered hereunder (including the reasonable fees and out-of-pocket expenses of Counsel with respect thereto) and (2) will reimburse the Bank on demand for the reasonable costs and expenses, if any, of the Bank in connection with the enforcement of this Agreement and the Bond (including the reasonable fees and out-of-pocket expenses of Counsel with respect thereto).

SECTION 15.10	Termination.

          Upon the payment in full of the principal of and interest and premium, if any, due on the Bond at maturity, or the earlier payment of the redemption price of the Bond then Outstanding (provided that in the case of payment of the redemption price of the Bond, the Bond shall have been redeemed and cancelled on the books of the Borrower), and the payment of, or provision for all other amounts (including expense reimbursements and indemnity payments) due hereunder to the satisfaction of the Authority, this Agreement and the parties obligations hereunder shall terminate, except for the obligations of the Borrower pursuant to Section 15.6 and Section 15.9 hereof, which shall survive the termination of this Agreement.

SECTION 15.11	Set-Off.

          Upon the occurrence and during the continuance of an Event of Default, the Bank shall have the right, in addition to all other rights and remedies available to the Bank, without prior notice to the Borrower, to apply toward and set-off against and apply to the then Outstanding balance of the Bond and any other amounts due and owing to the Bank hereunder any items or funds held by the Bank, any and all deposits (whether general or special, time or demand, matured or unmatured, fixed or contingent, liquidated or unliquidated) and Financial Assets (as defined in the Credit Agreement) now or hereafter maintained by the Borrower for its own account with the Bank, and any other indebtedness at any time held or owing by the Bank to or for the credit or the account of the Borrower.  The Bank is hereby authorized to charge any such account or indebtedness for any amounts then due to the Bank.  Such right of set-off shall exist whether or not the Bank shall have made any demand under this Agreement, the Bond or any other Financing Document.  The Borrower hereby confirms the Bank’s right of set-off, and nothing in this Agreement shall be deemed any waiver or prohibition of such right of set-off.

SECTION 15.12	Judicial Proceedings.

          (a)          The Borrower and the Bank each mutually consent and agree that any judicial proceedings relating in any way to this Agreement maybe brought in any court of competent jurisdiction in the Commonwealth of Pennsylvania or in the United States District Court for the Eastern District of Pennsylvania.  The Borrower and the Bank each hereby accepts, for themselves and their respective properties, the non-exclusive jurisdiction of such courts, agrees to be bound by any judgments rendered by them in connection with this Agreement, and will not move to transfer any such proceeding to any different court.  The Borrower and the Bank each waive the defense of forum non conveniens in any such action or proceeding.

          (b)          Service of process in any proceeding arising out of or relating to this Agreement may be made by any means permitted by the applicable rules of court as then in force, or may be made by any form of mail requiring a signed receipt.

          (c)          Nothing herein shall limit the right of the Bank to bring proceedings against the Borrower in the courts of any other jurisdiction or be deemed to constitute a consent to jurisdiction by any party hereto as to Persons not parties to this Agreement or as to matters not relating to this Agreement.

          (d)          THE BORROWER AND THE BANK EACH HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING.  THE BORROWER AND THE BANK FURTHER ACKNOWLEDGE AND AGREE THAT WAIVER OF JURY TRIAL IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT THE BANK WOULD NOT HAVE AGREED TO MAKE THE LOAN OR ACCEPT THIS AGREEMENT OR THE BOND WITHOUT SUCH AGREEMENT.

          (e)          CONFESSION OF JUDGMENT.  BORROWER HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS BANK, BY ITS ATTORNEY OR BY THE PROTHONOTARY OR CLERK OF ANY COURT OF RECORD IN COMMONWEALTH OF PENNSYLVANIA OR IN ANY JURISDICTION WHERE PERMITTED BY LAW, UPON THE OCCURRENCE AND DURING THE CONTINUATION OF AN EVENT OF DEFAULT, TO APPEAR FOR BORROWER AND CONFESS AND ENTER JUDGMENT AGAINST BORROWER IN FAVOR OF BANK IN ANY JURISDICTION WHERE BORROWER OR ANY OF ITS PROPERTY IS LOCATED FOR THE AMOUNT OF ALL OBLIGATIONS AND OTHER SUMS DUE OR TO BECOME DUE BY BORROWER TO BANK UNDER THIS AGREEMENT, TOGETHER WITH COSTS OF SUIT AND WITH ACTUAL COLLECTION COSTS (INCLUDING ATTORNEYS’ FEES), WITH OR WITHOUT DECLARATION, WITHOUT STAY OF EXECUTION AND WITH RELEASE OF ALL ERRORS AND THE RIGHT TO ISSUE EXECUTION FORTHWITH, AND FOR DOING SO THIS AGREEMENT OR A COPY HEREOF VERIFIED BY AFFIDAVIT SHALL BE

SUFFICIENT WARRANT.  BORROWER HEREBY WAIVES ALL RELIEF FROM ANY APPRAISEMENT, STAY OR EXEMPTION LAWS OF ANY STATE NOW IN FORCE OR HEREAFTER ENACTED.  THIS AUTHORITY AND POWER SHALL NOT BE EXHAUSTED BY ANY EXERCISE THEREOF, AND JUDGMENT MAY BE CONFESSED AS AFORESAID FROM TIME TO TIME AS OFTEN AS THERE IS OCCASION THEREFOR UNTIL ALL SUMS DUE AND OWING HEREUNDER ARE FULLY PAID, PERFORMED, DISCHARGED AND SATISFIED.

                        BORROWER HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS BANK, BY ITS ATTORNEY OR BY THE PROTHONOTARY OR CLERK OF ANY COURT OF RECORD IN THE COMMONWEALTH OF PENNSYLVANIA OR IN ANY JURISDICTION WHERE PERMITTED BY LAW, UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, OR AT ANY TIME THEREAFTER, TO APPEAR FOR BORROWER, AS WELL AS FOR ANY PERSONS CLAIMING UNDER, BY OR THROUGH BORROWER, IN AN ACTION OR ACTIONS FOR REPLEVIN OR OTHER APPROPRIATE ACTION AGAINST BORROWER TO CONFESS AND ENTER JUDGMENT AGAINST BORROWER, FOR RECOVERY OF POSSESSION OF ANY OR ALL OF THE MORTGAGED PROPERTY AND/OR THE PROCEEDS THEREOF, TOGETHER WITH COSTS OF SUIT AND WITH ACTUAL COLLECTION COSTS (INCLUDING ATTORNEYS’ FEES), WITHOUT THE NECESSITY OF FILING ANY BOND AND WITHOUT STAY OF EXECUTION OR APPEAL AND WITH RELEASE OF ALL ERRORS AND FOR DOING SO THIS AGREEMENT OR A COPY HEREOF VERIFIED BY AFFIDAVIT SHALL BE SUFFICIENT WARRANT, WHEREUPON A JUDGMENT AND/OR WRIT OF POSSESSION AND/OR REPLEVIN OR OTHER APPROPRIATE PROCESS TO OBTAIN POSSESSION OF SUCH MORTGAGED PROPERTY MAY BE ISSUED FORTHWITH, WITHOUT ANY PRIOR WRIT OR PROCEEDING WHATSOEVER.  THIS AUTHORITY AND POWER SHALL NOT BE EXHAUSTED BY ANY EXERCISE THEREOF, AND JUDGMENT MAY BE CONFESSED AS AFORESAID FROM TIME TO TIME AS OFTEN AS THERE IS OCCASION THEREFOR UNTIL ALL SUMS DUE AND OWING HEREUNDER ARE FULLY PAID, PERFORMED, DISCHARGED AND SATISFIED.

SECTION 15.13	Authorization of Agreement; Agreement to Constitute Contract.

          This Agreement is entered into pursuant to the Act and the Resolution and the provisions of this Agreement shall be deemed to be and shall constitute a contract among the Authority, the Borrower and the Bank.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized all as of the date first above written.

MONTGOMERY COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY

Attest:		By:	/s/ Sherry L. Horowitz

	Gerald J. Birkelbach		Name: Sherry L. Horowitz, Esquire
	Assistant Secretary		Title: Chairperson

NEOSE TECHNOLOGIES, INC., a Delaware corporation

Attest:		By:	/s/ C. Boyd Clarke

	Name:		Name: C. Boyd Clarke
	Title:		Title: President and CEO

BROWN BROTHERS HARRIMAN & CO.

Attest:		By:	/s/ J. Clark O’Donoghue

	Name:		Name: J. Clark O’Donoghue
	Title:		Title: Managing Director

EXHIBIT “A”
[FORM OF BOND]

Montgomery County Industrial Development Authority
Variable Rate Revenue Bond
(Neose Technologies, Inc. Project)
Series 2004

No.	$1,000,000

          MONTGOMERY COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY (the “Authority”), a body corporate and politic and a public instrumentality duly existing under the laws of the Commonwealth of Pennsylvania (the “Commonwealth”), for value received, hereby promises to pay (but only from the special revenues and funds hereinafter described) to BROWN BROTHERS HARRIMAN & CO., or its registered assigns (the “Bank”), on March 31, 2014, upon the presentation and surrender hereof at the principal office of the Borrower herein described, the principal sum of ONE MILLION DOLLARS ($1,000,000), and to pay (but only out of the sources hereinafter mentioned) interest on said principal sum at the interest rate hereinafter described.  Payment of the principal of and interest on this Bond shall be in any coin or currency of the United States of America as, at the respective times of payment, shall be legal tender for the payment of public and private debts.

          THIS BOND IS A LIMITED OBLIGATION OF THE ISSUER AND IS PAYABLE SOLELY OUT OF AMOUNTS HELD UNDER THE AGREEMENT (HEREAFTER DESCRIBED) AND AMOUNTS TO BE DERIVED FROM THE AGREEMENT AND IS SECURED AS SET FORTH IN THE AGREEMENT.  THIS BOND AND THE INTEREST HEREON SHALL NOT BE DEEMED TO CONSTITUTE A DEBT, LIABILITY, GENERAL OBLIGATION OR A PLEDGE OF THE FAITH AND CREDIT OR THE TAXING POWER OF THE COMMONWEALTH OF PENNSYLVANIA OR ANY POLITICAL SUBDIVISION THEREOF.  NEITHER THE COMMONWEALTH OF PENNSYLVANIA NOR ANY POLITICAL SUBDIVISION THEREOF NOR THE ISSUER SHALL BE OBLIGATED TO PAY THE PRINCIPAL OF THIS BOND, THE INTEREST HEREON OR OTHER COSTS INCIDENT HERETO EXCEPT FROM THE REVENUES AND FUNDS PLEDGED THEREFOR, AND NEITHER THE FAITH AND CREDIT NOR THE TAXING POWER OF THE COMMONWEALTH OF PENNSYLVANIA OR ANY POLITICAL SUBDIVISION THEREOF IS PLEDGED TO THE PAYMENT OF THE PRINCIPAL OF THIS BOND OR THE INTEREST HEREON OR OTHER COSTS INCIDENT THERETO.

          The Agreement and all rights of the Authority thereunder (except for certain Reserved Rights of the Authority) have been assigned to the Bank to secure payment of such principal and interest.

          This Bond is a duly authorized issue of variable rate revenue bond of the Authority issued in the original principal amount of $1,000,000 designated as Montgomery County Industrial Development Authority Variable Rate Revenue Bond (Neose Technologies, Inc. Project), Series 2004 (the “Bond”), issued under and pursuant to the constitution and laws of the

Commonwealth, including particularly the Pennsylvania Economic Development Financing Law, as amended (the “Act”), and the Financing Agreement (the “Agreement”) dated February 23, 2004 by and among the Authority, Neose Technologies, Inc., a Delaware corporation (the “Borrower”) and Brown Brothers Harriman & Co. (the “Bank”) for the purpose of undertaking the Refunding Program more fully described in the Agreement.  The Authority has assigned certain of its rights under the Agreement, including its right to receive loan payments from the Borrower thereunder, to the Bank to secure the Authority’s obligations with respect to this Bond.  As security for the payment by the Borrower of its obligations under the Agreement, the Borrower has granted to the Bank as the owner of this Bond and the assignee of the Authority’s rights under the Agreement, a mortgage lien upon certain property of the Borrower pursuant to an Open-End Mortgage and Security Agreement and a Security Agreement, each  dated as of February 23, 2004.  Reference is made to the Agreement for a description, inter alia, of the provisions with respect to the nature and extent of the security for this Bond, the rights, duties, obligations and immunities of the Authority, the Borrower, and the Bank of this Bond and the terms upon which this Bond is or may be issued or secured and transferred.

          The Bond shall be issued in one denomination equal to the entire principal amount hereof.  All payments of principal by the Authority whether pursuant to optional or mandatory redemption or prepayment or otherwise shall be made directly to the Bank.

DEFINED TERMS

          All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“As-Offered Fixed Rate” means a fixed rate of interest quoted by the Bank for such fixed periods as Bank may offer from time to time.

“Applicable Margin”means: (a) 150 basis points when the LIBOR is less than 4.00%; (b) 125 basis points when the LIBOR ranges from 4.00% to 6.00%, inclusive; and (c) 100 basis points when the LIBOR is greater than 6.00%.

“LIBOR”means the ninety (90) day London inter-bank offered rate, determined by Bank by reference to market reporting services available to the Bank and other banks and financial institutions.

“Interest Payment Date” means the last day of each March, June, September and December of each year, commencing March 31, 2004.

“Interest Period” means (a) initially, the period beginning on the date hereof and ending on March 31, 2004; and (b) thereafter, each period commencing on the day immediately succeeding the last day of the immediately preceding Interest Period and ending the last day of the then-current calendar quarter succeeding such date; provided that to the extent the Borrower selects the As-Offered Fixed Rate to be applicable to the outstanding balance hereof, the Interest Period shall end at the end of the term applicable to such As-

Offered Fixed Rate; provided, however, that no Interest Period may end later than the Maturity Date.

“Maturity Date” means March 31, 2014.

INTEREST RATE PROVISIONS

          For each Interest Period, the outstanding principal amount hereof shall bear interest at Borrower’s option, at: (1) the As-Offered Fixed Rate, if then offered and available by the Bank; or (2) LIBOR plus the Applicable Margin, such rate to be selected by the Borrower, not less than two (2) days prior to the end of each Interest Period by telephonic notice to the Bank and to apply to the outstanding balance hereof for the succeeding Interest Period.  In the absence of notice by the Borrower as aforesaid, the interest rate applicable hereto shall continue at the rate selected by the Bank.  Interest shall be due and payable to the Bank quarterly on each Interest Payment Date.

          If the Bank shall have determined that: (a) by reason of circumstances affecting the Bank in the London market interbank, adequate means do not exist for ascertaining LIBOR, or (b) LIBOR no longer adequately reflects the Bank’s cost of funding loans then, upon notice from the Bank to the Borrower, the Bank, in its commercially reasonable judgment, may select a substitute rate for LIBOR, and, the term LIBOR, as used herein, shall constitute such substitute rate thereafter.

          Upon the occurrence of a Determination of Taxability, the interest rate applicable to the Outstanding balance of the Bond shall become a taxable floating rate equal to the floating rate (as opposed to the As-Offered Fixed Rate provided for in the Credit Agreement) applicable, from time to time, to outstanding balances under the Credit Agreement (as defined in the Agreement), or to the extent that the all amounts due and owing under the Credit Agreement have been repaid in full, the floating interest rate that would be applicable to amounts outstanding under the Credit Agreement; provided that the Interest Payment Dates and Interest Periods shall remain the same as set forth in the Bond.

          In the event of any decrease in the highest marginal tax rate imposed on individuals for federal income tax purposes, the interest rate on this Bond shall be adjusted by multiplying the rate otherwise to be applied in accordance with the provisions above by a fraction equal to: (1- New Tax Rate)/(1- Current Tax Rate), where “New Tax Rate” equals the newly applicable highest marginal tax rate, and “Current Tax Rate” equals the highest marginal tax rate applicable on the date of original issuance of this Bond, such tax rates, in each case, being expressed as a decimal (e.g. 40% equals .40).

          Tax Indemnification.  If at any time, either: (a) in the opinion of Counsel for the Bank, any payment of interest or principal or any amount in respect of or measured in whole or in part by reference to interest on or principal of this Bond, shall be subject to a preference tax (meaning a tax imposed by Sections 55-58 of the Code, or any successor sections thereto or any similar federal tax preferences or similar items), excess profits tax or other federal tax on a basis other than as existing on the date of original issuance hereof; or (b) the Bank shall otherwise be subject to any increased cost as a result of any change (whether as a result of a change in law or otherwise, but excluding any change due to the actions of the Bank) in the tax consequences of ownership of this Bond (including by reason of the disallowance or diminishment of any deduction available to the Bank); then, in any case, upon notice to such effect from the Bank to the Borrower and the Authority, which notice shall set forth the date as of which any such event shall have occurred, there shall be paid to the Bank, as additional interest on this Bond, an amount which, after giving effect to all taxes, interest and penalties, in addition to any other charges required to be paid by the Bank as a result of such payment, is equal to the amount of any such preference, excess profits or other federal taxes and any interest and penalties, or any other additions to tax, which are payable by the Bank as a consequence of such change (computed on the assumption that taxes are payable by the Bank at the highest marginal statutory rate of tax imposed on individuals), it being the intent and purpose of the parties hereto that the profit of the Bank with respect to the payment of interest to it on this Bond shall not be diminished by any such event (whether through or as a result of direct or indirect federal taxation of the interest on or principal of this Bond, the disallowance or diminishment of a deduction or otherwise).

          Taxable Rate.  Notwithstanding the foregoing, if at any time hereafter, either before or after the payment of the entire principal of and interest on this Bond, there shall be a Determination of Taxability as defined in the Agreement (hereinafter a “Determination of Taxability’), then, in such event, the Bank, at its discretion, may retroactively increase the interest rate specified above to an interest rate which maintains the after tax yield to the Bank on such payments of principal and interest equal to the tax exempt yield earned by the Bank prior to the tax exempt status being changed.  If the Bank chooses to adjust the interest rate based on a proposed adjustment by the Internal Revenue Service, the Borrower shall make the increased interest payments, provided, however, if such proposed adjustment does not result in a final adjustment to the interest rate hereunder, the Bank hereby agrees to reimburse Borrower for any increased interest payments made as a result of the adjustment of the interest rate.  If the tax exempt status of this Bond’s interest is altered, including by any determination as to its exempt status after repayment of the Bond, the Bank, at its election, shall require the Borrower to pay to the Bank any interest, penalties and other late payment charges incurred by the Bank as a result of the change to the Bond’s tax exempt status.  The failure of the Bank to make a demand promptly following a Determination of Taxability shall not alter the rights or obligations of the Bank.  If there is more than one Determination of Taxability, this paragraph shall be fully applicable to each such Determination of Taxability, whether or not the Bank exercised any or all of the rights or remedies that arose under any prior Determination of Taxability, and all the Bank’s rights and remedies shall be cumulative except to the extent of any written waiver by the Bank.  If the Bank receives written notice of any Determination of Taxability, it will give prompt written notice thereof to the Borrower and the Authority, and the Borrower shall have the right to require the Bank to prosecute any administrative or judicial remedies available to it unless the Bank determines, in its sole discretion, that the prosecution of such remedies is against its best interests, provided that the Borrower shall pay all expenses of prosecuting any such remedies.

          Default and Overdue Interest.  Upon the occurrence of any Event of Default under the Agreement, and so long as any such Event of Default shall be continuing, the interest rate payable on this Bond in accordance with the provisions set forth above shall be increased by two percent (2%)(200 basis points).

          General.  Interest, calculated on the basis of a 360-day year for the actual number of days elapsed, shall accrue daily and shall be payable quarterly in arrears on each Interest Payment Date to the registered owner hereof, as shown on the registry books of the Bank on the Business Day preceding such Interest Payment Date (a “Record Date”).  The interest due hereon shall be calculated by the Bank in accordance with Section 8.1(a)(i) of the Agreement.  Interest on this Bond shall be paid in such manner as the Borrower and the Bank shall agree.

REDEMPTION PROVISIONS

          Optional Redemption.  The Bond shall be subject to optional redemption by the Authority, at the written direction of the Borrower, in whole or in part (but if in part in the principal amount of $100,000 or integral multiples of $5,000 in excess thereof), on any interest Payment Date, at a price equal to 100% of the principal amount thereof to be redeemed, together with accrued interest to the date of redemption, subject to the additional provisions described under “Breakage Costs” below.  The Borrower shall provide the Bank with notice of the date of any optional redemption pursuant to this paragraph and the principal amount of the Bond to be redeemed, sent to the Bank in accordance with Section 15.3 of the Agreement at least ten (10) days before such redemption date.  On each such redemption date, payment of the redemption price having been made to the Bank as provided herein and in the Agreement, the Bond or the portion thereof so called for redemption shall become due and payable on the redemption date and interest shall cease to accrue thereon from and after the redemption date.

          Redemption upon Repayment of Credit Agreement.  Upon the repayment by the Borrower of all amounts due under the Credit Agreement (as defined in the Agreement), the Bond shall be redeemed by the Authority, at the option of the Bank, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date of redemption, subject to the additional provisions described under “Breakage costs” below, upon the written demand of the Bank to the Borrower, with a copy to the Authority.  The Bond, or any portion thereof, shall be redeemed, and the redemption price of the Bond and all other amounts due hereunder and in the Agreement shall be paid to the owner of the Bond, on the date specified by the Bank.

          Breakage Costs.  In addition to any amounts due in connection with the redemption of the Bond as set forth above, in the event of any redemption or prepayment of the Bond for any reason, whether by redemption, prepayment, acceleration or otherwise, there shall be paid to the Bank an additional amount equal to the sum of all actual losses or expenses suffered or incurred by the Bank as a result of the redemption or prepayment, which is specifically limited to any loss, breakage or other cost or expense incurred by reason of the termination of any interest rate protection agreement ..

          On each such redemption date, payment or provision for payment of the redemption price having been made, this Bond or the portion thereof so called for redemption shall become due and payable on the redemption date, and interest shall cease to accrue thereon from and after the redemption date.

          In the event of a redemption of this Bond in whole, the redemption price shall be paid to the Bank only upon surrender of this Bond at the principal office of the Borrower or such other place as the Borrower shall designate on such Interest Payment Date.  In the event of a partial optional or mandatory redemption, payment shall be made by wire transfer of immediately available funds without presentation and surrender of this Bond, provided that the Borrower’ record of such payment shall be conclusive and binding upon the Bank and each succeeding owner of this Bond, absent manifest error.

          The Agreement permits the amendment thereof and the modifications of the rights and obligations of the Authority and the rights of the owner of this Bond upon the terms set forth therein.  Any consent or waiver by the owner of this Bond shall be conclusive and binding upon such Bank and upon all future owners of this Bond and of any Bond issued upon the transfer of this Bond whether or not notation of such consent or waiver is made hereon.  The Agreement also contains provisions permitting the owner of this Bond to waive certain past defaults under the Agreement and their consequences.

          This Bond is issued under and pursuant to, and in full compliance with the laws of the Commonwealth, including particularly the Act, which shall govern its construction, and by appropriate action duly taken by the Authority which authorizes the execution and delivery of the Agreement and this Bond.

          No covenant or agreement contained in this Bond shall be deemed to be the covenant or agreement of any member, officer, attorney, agent or employee of the Authority in an individual capacity.  No recourse shall be had for the payment of principal, premium, if any, or interest on this Bond or any claim based thereon or on any instruments and documents executed and delivered by the Authority in connection with the Project Facilities, against any officer, member, agent, attorney or employee of the Authority past, present or future, or any successor body or their representative heirs, personal representatives, successors, as such, either directly or through the Authority, or any such successor body, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty, or otherwise, all of such liability being hereby released as a condition of and as a consideration for the execution and delivery of this Bond.

          This Bond shall not constitute the personal obligation, either jointly or severally, of any director, officer, employee or agent of the Authority.

          IT IS HEREBY CERTIFIED, RECITED AND DECLARED that all acts, conditions and things required to exist, happen and be performed precedent to and in the execution and delivery of the Agreement and issuance of this Bond do exist, have happened, exist and have been performed.

Signatures follow on next page

          IN WITNESS WHEREOF, the Montgomery County Industrial Development Authority has caused this Bond to be executed in its name by the manual or facsimile signature of its Chairperson or Vice Chairman, and the manual impression or facsimile of its corporate seal to be affixed hereto and attested by the manual or facsimile signature of its Secretary or Assistant Secretary.

Dated: February 23, 2004

[SEAL]		MONTGOMERY COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY

Attest:		By:

	Gerald J. Birkelbach		Name: Sherry Horowitz, Esquire
	Assistant Secretary		Title: Chairperson